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Exhibit 2.1

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

BETWEEN

PHARMACOPEIA, INC.,

ACCELRYS, INC.

AND

PHARMACOPEIA DRUG DISCOVERY,  INC.

i

ii

iii

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

        THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of April    , 2004, between Pharmacopeia, Inc., a Delaware corporation ("Pharmacopeia"), Accelrys, Inc., a Delaware corporation ("Accelrys"), and Pharmacopeia Drug Discovery, Inc., a Delaware corporation ("PDD"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article VI hereof.

RECITALS

        WHEREAS, the Board of Directors of Pharmacopeia (the "Pharmacopeia Board") has determined that it is appropriate and desirable and in the best interest of the stockholders of Pharmacopeia for Pharmacopeia to separate the PDD Group from the Pharmacopeia Group in a manner that would permit Pharmacopeia to divest its entire ownership interest in PDD through a pro-rata distribution of all of the outstanding shares of common stock, par value $0.01 per share, of PDD (the "PDD Common Stock") to the holders of common stock, par value $0.0001 per share, of Pharmacopeia (the "Pharmacopeia Common Stock"), pursuant to the terms and subject to the conditions of this Agreement (the "Distribution");

        WHEREAS, the Distribution is intended to qualify as a tax-free transaction (except as to the payment of cash in lieu of fractional shares) to Pharmacopeia and its stockholders pursuant to Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 368 of the Code;

        WHEREAS, PDD has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form 10 to effect the registration of the PDD Common Stock pursuant to the Exchange Act in connection with the Distribution (the "Form 10"); and

        WHEREAS, the parties intend in this Agreement, including the Schedule and Exhibits hereto, to set forth the principal arrangements between them regarding the Distribution;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION DATE

        Section 1.1.    Corporate Restructuring Transactions.    Prior to the Distribution, Pharmacopeia and PDD shall, and shall cause each of their respective Subsidiaries to, as applicable, take such actions as are necessary to cause, effect and consummate the Corporate Restructuring Transactions. Pharmacopeia and PDD hereby agree that any one or more of the Corporate Restructuring Transactions may be modified, amended, supplemented or eliminated; provided such modification, amendment, supplement or elimination (a) is necessary or appropriate to divide the existing business of Pharmacopeia so that the PDD Business shall be owned, directly or indirectly, by PDD, and (b) does not, individually or in the aggregate, materially adversely affect the Accelrys Business.

        Section 1.2.    Charter and Bylaws.    Pharmacopeia and PDD shall each take all actions that may be required to provide for the adoption by PDD, at or prior to the Distribution Date, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws in substantially the same forms attached hereto as Exhibits A and B, respectively.

        Section 1.3.    Documents to Be Delivered By Pharmacopeia and PDD.    Prior to the Distribution, Pharmacopeia will execute and deliver (and where applicable cause a member of the Pharmacopeia Group to execute and deliver) to PDD (and/or to the appropriate member of the PDD Group), and PDD will execute and deliver (and where applicable cause a member of the PDD Group to execute and deliver) to Pharmacopeia (and/or to the appropriate member of the Pharmacopeia Group), all of the following items and agreements (collectively, together with all agreements and documents contemplated by this Agreement, including the agreements listed in Section 1.4, as such agreements may be amended from time to time, the "Ancillary Agreements"):

          (a)   an Employee Matters Agreement substantially in the form attached hereto as Exhibit C (the "Employee Matters Agreement");

          (b)   a Tax Sharing and Indemnification Agreement substantially in the form attached hereto as Exhibit D (the "Tax Agreement");

          (c)   a Transition Services Agreement substantially in the form attached hereto as Exhibit E (the "Transition Services Agreement");

          (d)   a Patent and Software License Agreement substantially in the form attached hereto as Exhibit F (the "IP Agreement"); and

          (e)   such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

        Unless otherwise provided herein, the document deliveries contemplated in this Section 1.3 shall occur prior to the Distribution.

        Section 1.4.    Transfer and Assignment of Certain Licenses and Permits.

          (a)    Licenses and Permits Relating to the PDD Business.    Prior to Distribution, Pharmacopeia shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the PDD Group (as directed by PDD) all material transferable licenses, permits and authorizations issued by any governmental authority that relate exclusively to the PDD Business but which are held in the name of any member of the Pharmacopeia Group, or any of their respective employees, officers, directors, stockholders or agents, including without limitation the licenses and permits set forth on Schedule 1.4(a) hereto.

          (b)    Licenses and Permits Relating to the Accelrys Business.    Prior to the Distribution, PDD shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or cause to be duly and validly transferred to Accelrys (or such other member of the Pharmacopeia Group as may be directed by Pharmacopeia) all material transferable licenses, permits and authorizations issued by any governmental authority that relate exclusively to the Accelrys Business but which are held in the name of any member of the PDD Group, or any of their respective employees, officers, directors, stockholders or agents, including without limitation the licenses and permits set forth on Schedule 1.4(b) hereto.

          (c)    Joint Licenses and Permits.    Subject to the provisions of Section 1.13 below, any license or permit to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the Accelrys Business and the PDD Business is hereby assigned in part so that each party (or such other member of such party's Group) is entitled to the rights and benefits inuring to its business under such agreement. Notwithstanding the foregoing, to the extent that any such license or permit contains a mandatory arbitration clause, non-solicitation or non-competition covenant or provision restricting disclosure of confidential information (i) for the benefit of the Accelrys Business, the full benefit of such clause, covenant or provision is hereby retained by or assigned to the applicable member of the Pharmacopeia Group and (ii) exclusively for the benefit of the PDD Business, the full benefit of such clause, covenant or provision is hereby retained or assigned to the applicable member of the PDD Group.

        Section 1.5.    Transfer and Assignment of Certain Agreements.

          (a)    Transfer and Assignment of Accelrys Business Agreements.    Subject to the limitations set forth in this Section 1.5 and in Section 1.14, PDD hereby, on behalf of itself and any of the other members of its Group over which it has, or upon completion of the Distribution will have, legal or effective direct or indirect control, assigns, transfers and conveys to Accelrys (or such other member of the Pharmacopeia Group as Pharmacopeia shall direct) all of its (or such other member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the Accelrys Business or any member of the Pharmacopeia Group, including without limitation the licenses and agreements set forth on Schedule 1.5(a) hereto.

          (b)    Transfer and Assignment of PDD Business Agreements.    Subject to the limitations set forth in this Section 1.5 and in Section 1.14, Pharmacopeia hereby, on behalf of itself and any of the other members of its Group over which it has legal or effective direct or indirect control, assigns, transfers and conveys to PDD (or such other member of the PDD Group as PDD shall direct) all of its (or such member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the PDD Business or any member of the PDD Group, including without limitation the licenses and agreements set forth on Schedule 1.5(b) hereto.

          (c)    Joint Agreements.    Subject to the provisions of Section 1.14 below, any agreement to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the Accelrys Business and the PDD Business is hereby assigned in part so that each party (or such other member of such party's Group) is entitled to the rights and benefits inuring to its business under such agreement. Notwithstanding the foregoing, to the extent that any such agreement contains a mandatory arbitration clause, non-solicitation or non-competition covenant or provision restricting disclosure of confidential information (i) for the benefit of the Accelrys Business, the full benefit of such clause, covenant or provision is hereby retained by or assigned to the applicable member of the Pharmacopeia Group and (ii) exclusively for the benefit of the PDD Business, the full benefit of such clause, covenant or provision is hereby retained or assigned to the applicable member of the PDD Group.

          (d)    Obligations of Assignees.    The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee"), hereby assumes and agrees to pay, perform and fully discharge all obligations of the assignor under such agreement (whether such obligations arose or were incurred prior to, on or subsequent to the Distribution Date and irrespective of whether such obligations have been asserted as of the Distribution Date) or, in the case of a partial assignment under Section 1.5(c) above, such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution. Furthermore, the Assignee shall indemnify and hold harmless such assignor to the extent such assignor is not released from its obligations under the assigned agreements.

        Section 1.6.    Transfer and Assignment of Intellectual Property.

          (a)    Transfer and Assignment of Accelrys Intellectual Property.    Subject to the limitations set forth in this Section 1.6 and in Section 1.14, PDD hereby, on behalf of itself and any of the other members of its Group over which it has, or upon completion of the Distribution will have, legal or effective direct or indirect control, assigns, transfers and conveys to Accelrys (or such other member of the Pharmacopeia Group as Pharmacopeia shall direct) all of its (or such other member of its Group's) right, title and interest in and to any and all intellectual property that relates exclusively to the Accelrys Business or any member of the Pharmacopeia Group, including without limitation the Intellectual Property set forth on Schedule 1.6(a) hereto.

          (b)    Transfer and Assignment of PDD Intellectual Property.    Subject to the limitations set forth in this Section 1.6 and in Section 1.14, Pharmacopeia hereby, on behalf of itself and any of the other members of its Group over which it has legal or effective direct or indirect control, assigns, transfers and conveys to PDD (or such other member of the PDD Group as PDD shall direct) all of its (or such member of its Group's) right, title and interest in and to any and all intellectual property that relates exclusively to the PDD Business or any member of the PDD Group, including without limitation the Intellectual Property set forth on Schedule 1.6(b) hereto.

          (c)    Joint Intellectual Property.    Subject to the provisions of Section 1.14 below, any intellectual property to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the Accelrys Business and the PDD Business is hereby assigned in part so that each party (or such other member of such party's Group) is entitled to the rights and benefits inuring to its business under such intellectual property.

        Section 1.7.    Transfer and Assignment of Inventory, Machinery and Books.

          (a)    Transfer and Assignment of Accelrys Inventory, Machinery and Books.    Subject to the limitations set forth in this Section 1.7 and in Section 1.14, PDD hereby, on behalf of itself and any of the other members of its Group over which it has, or upon completion of the Distribution will have, legal or effective direct or indirect control, assigns, transfers and conveys to Accelrys (or such other member of the Pharmacopeia Group as Pharmacopeia shall direct) all of its (or such other member of its Group's) right, title and interest in and to any and all Inventory, Machinery and Books that relate exclusively to the Accelrys Business or any member of the Pharmacopeia Group, including without limitation the Inventory, Machinery and Books set forth on Schedule 1.7(a) hereto.

          (b)    Transfer and Assignment of PDD Inventory, Machinery and Books.    Subject to the limitations set forth in this Section 1.7 and in Section 1.13, Pharmacopeia hereby, on behalf of itself and any of the other members of its Group over which it has legal or effective direct or indirect control, assigns, transfers and conveys to PDD (or such other member of the PDD Group as PDD shall direct) all of its (or such member of its Group's) right, title and interest in and to any and all Inventory, Machinery and Books that relate exclusively to the PDD Business or any member of the PDD Group, including without limitation the Inventory, Machinery and Books set forth on Schedule 1.7(b) hereto.

          (c)    Joint Inventory, Machinery and Books.    Subject to the provisions of Section 1.14 below, any Inventory, Machinery or Books to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the Accelrys Business and the PDD Business is hereby assigned in part so that each party (or such other member of such party's Group) is entitled to the rights and benefits inuring to its business under such Inventory, Machinery and Books.

          Section 1.8.    Transfer and Assignment of Remaining Assets.

          (a)    Transfer and Assignment of Accelrys Remaining Assets.    Subject to the limitations set forth in this Section 1.8 and in Section 1.14, PDD hereby, on behalf of itself and any of the other members of its Group over which it has, or upon completion of the Distribution will have, legal or effective direct or indirect control, assigns, transfers and conveys to Accelrys (or such other member of the Pharmacopeia Group as Pharmacopeia shall direct) all of its (or such other member of its Group's) right, title and interest in and to any and all Remaining Assets that relate exclusively to the Accelrys Business or any member of the Pharmacopeia Group, including without limitation the Remaining Assets set forth on Schedule 1.9(a) hereto.

          (b)    Transfer and Assignment of PDD Remaining Assets.    Subject to the limitations set forth in this Section 1.8 and in Section 1.14, Pharmacopeia hereby, on behalf of itself and any of the other members of its Group over which it has legal or effective direct or indirect control, assigns, transfers and conveys to PDD (or such other member of the PDD Group as PDD shall direct) all of its (or such member of its Group's) right, title and interest in and to any and all Remaining Assets that relate exclusively to the PDD Business or any member of the PDD Group, including without limitation the Remaining Assets set forth on Schedule 1.8(b) hereto.

          (c)    Joint Remaining Assets.    Subject to the provisions of Section 1.14 below, any Remaining Assets to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the Accelrys Business and the PDD Business is hereby assigned in part so that each party (or such other member of such party's Group) is entitled to the rights and benefits inuring to its business under such Remaining Assets. Notwithstanding the foregoing, to the extent that any such agreement contains a mandatory arbitration clause, non-solicitation or non-competition covenant or provision restricting disclosure of confidential information (i) for the benefit of the Accelrys Business, the full benefit of such clause, covenant or provision is hereby retained by or assigned to the applicable member of the Pharmacopeia Group and (ii) exclusively for the benefit of the PDD Business, the full benefit of such clause, covenant or provision is hereby retained or assigned to the applicable member of the PDD Group.

        Section 1.9.    Consents.    The parties hereto shall use their commercially reasonable efforts to obtain any third-party consents or approvals that are required to consummate the Corporate Restructuring Transactions, the Distribution and the other transactions contemplated herein.

        Section 1.10.    Other Transactions.    Prior to the Distribution, Pharmacopeia and PDD shall have consummated those other transactions in connection with the Corporate Restructuring Transactions and the Distribution that are contemplated by the Information Statement and not specifically referred to in Sections 1.1 through 1.9 above; provided, however, that such other transactions do not, individually or in the aggregate, materially adversely affect the Accelrys Business.

        Section 1.11.    Certain Financial and Other Arrangements.

          (a)    Settlement of Intercompany Accounts Between the Pharmacopeia Group and the PDD Group.    All intercompany receivables, payables and loans outstanding as of the Distribution Date (other than receivables, payables and loans otherwise specifically provided for in any of this Agreement or the Ancillary Agreements), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the Pharmacopeia Group and any member of the PDD Group shall, as of the close of business on the Distribution Date, be offset against each other and the net intercompany balance remaining, if any, shall be forgiven in its entirety.

          (b)    Contribution of Cash to PDD Group.    Notwithstanding any provision herein to the contrary, prior to the Distribution, the Pharmacopeia Group shall contribute an amount of cash and investment securities to the PDD Group sufficient such that on the Distribution Date, the PDD Group shall have a positive cash balance of $45,000,000 (FORTY-FIVE MILLION DOLLARS). Any investment securities so contributed shall be deposited into brokerage account specified by PDD.

        Section 1.12.    Assumed Liabilities.    As of the Distribution Date, PDD hereby agrees to assume and discharge all of the PDD Liabilities.

        Section 1.13.    Bulk Assignment by Pharmacopeia to Accelrys.    Prior to the Distribution, but after giving effect to all transactions described in Sections 1.1 through 1.11 hereof, all assets held by Pharmacopeia (other than the stock of PDD) shall be transferred to Accelrys.

        Section 1.14.    Transfer Not Effected Prior to the Distribution; Transfer Deemed Effective as of the Distribution Date.    To the extent that any transfer contemplated by Sections 1.1 through 1.12 shall not have been consummated prior to the Distribution, the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to transfer or require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed (including, without limitation, the assignment of any agreement if the consent, waiver or approval of another party is required for such assignment which consent, waiver, or approval has not been given or if such assignment otherwise would constitute a breach of, or cause a loss of benefits (except as specifically provided in Section 1.5(c)) under, any such agreement); provided, however, that the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to seek to obtain any necessary consents, waivers or approvals for the transfer of all assets and Liabilities contemplated to be transferred or assigned pursuant to this Article I. In the event that any such transfer of assets or Liabilities has not been consummated or any required consent, waiver or approval has not been obtained, from and after the Distribution Date, the party retaining such asset or Liability (or, as applicable, such other member or members of such party's Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred or by whom such Liability is to be assumed (including the enforcement, for the benefit of the intended assignee hereunder, of any provision of any agreement the assignment of which has not occurred as contemplated in this Agreement), as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith. As of the Distribution Date, each party hereto (or, if applicable, such other members of such party's Group) shall be deemed to have acquired (or as applicable, retained) complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party (or any other member of such party's Group) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

ARTICLE II
THE DISTRIBUTION

        Section 2.1.    The Distribution.

          (a)    Cooperation.    PDD shall cooperate with Pharmacopeia to accomplish the Distribution and shall, at Pharmacopeia's direction, promptly take any and all actions necessary or desirable to effect the Distribution. Pharmacopeia may select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Pharmacopeia; provided, that, nothing herein shall prohibit PDD from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. PDD and Pharmacopeia, as the case may be, will provide to the distribution or exchange agent to be appointed by Pharmacopeia (the "Distribution Agent") all share certificates and any information required in order to complete the Distribution.

          (b)    Distribution Mechanics.

          (i)    Subject to Sections 2.3, 2.4 and 2.5, on or prior to the Distribution Date, Pharmacopeia will deliver to the Distribution Agent for the benefit of holders of Pharmacopeia Common Stock on the Record Date, a single stock certificate, endorsed by Pharmacopeia in blank, representing all of the outstanding shares of PDD Common Stock then owned by Pharmacopeia, and shall cause the transfer agent for the Pharmacopeia Common Stock to instruct the Distribution Agent to distribute on or as soon as practicable after the Distribution Date the appropriate number of such shares of PDD Common Stock to each such holder or designated transferee or transferees of such holder of Pharmacopeia Common Stock. The Distribution shall be effective at 11:59 p.m. Eastern Standard Time on the Distribution Date.

          (ii)   Subject to Sections 2.3, 2.4 and 2.5, each holder of Pharmacopeia Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the pro-rata distribution a number of shares of PDD Common Stock equal to the number of shares of Pharmacopeia Common Stock held by such holder on the Record Date multiplied by the distribution ratio determined by the Pharmacopeia Board when it declares the Distribution. Pharmacopeia and PDD, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

        Section 2.2.    Actions In Connection with the Distribution.

          (a)    Form 10.    PDD shall file such amendments and supplements to the Form 10, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws. PDD shall mail to the holders of Pharmacopeia Common Stock, at such time on or prior to the Distribution Date as Pharmacopeia shall determine, the Information Statement included in the Form 10, as well as any other information concerning PDD, its business, operations and management, the Distribution and such other matters as Pharmacopeia shall reasonably determine are necessary and as may be required by Law.

          (b)    Other Documentation.    Pharmacopeia and PDD shall also cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Distribution or other transactions contemplated by this Agreement and the Ancillary Agreements, including the Employee Matters Agreement. Promptly after receiving a request to do so from Pharmacopeia, to the extent requested by Pharmacopeia, PDD shall prepare and, to the extent required under applicable Law, file with the Commission any such documentation that Pharmacopeia determines are necessary or desirable to effectuate the Distribution, and Pharmacopeia and PDD shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

          (c)    Blue Sky.    Promptly after receiving a request to do so from Pharmacopeia, PDD shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

          (d)    Nasdaq Listing.    Promptly after receiving a request to do so from Pharmacopeia, PDD shall prepare and file, and shall use its reasonable commercial efforts to have approved and made effective, an application for the original listing of the PDD Common Stock to be distributed in the Distribution on the Nasdaq National Market.

          (e)    Resignation of Directors and Officers.    Except as set forth on Schedule 2.2(e) hereto, immediately prior to the final consummation of the Distribution, (i) each person who is an officer, director or employee of any member of the Pharmacopeia Group and an officer, director or employee of any member of the PDD Group immediately prior to the Distribution Date (each a "Shared Employee") and who is to continue as an officer, director or employee of any member of the Pharmacopeia Group after the Distribution Date shall resign from each of such person's positions with each member of the PDD Group, and (ii) each such Shared Employee who is to continue as an officer, director or employee of any member of the PDD Group after the

  Distribution Date, shall resign from each of such person's positions with each member of the Pharmacopeia Group;

          (f)    Conditions.    PDD shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.4 to be satisfied and to effect the Distribution, or any portion thereof, on the Distribution Date.

        Section 2.3.    Sole Discretion of Pharmacopeia.    Pharmacopeia shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Pharmacopeia may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.

        Section 2.4.    Conditions To Distribution.    Subject to Section 2.3, the following are conditions to the consummation of any part of the Distribution. The conditions are for the sole benefit of Pharmacopeia and shall not give rise to or create any duty on the part of Pharmacopeia or the Pharmacopeia Board to waive or not waive any such condition.

          (a)    Effective Form 10.    The Form 10 shall have been declared effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the holders of Pharmacopeia Common Stock.

          (b)    Blue Sky Laws.    The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 2.2(c) shall have been taken and, where applicable, have become effective or been accepted.

          (c)    Nasdaq Listing.    The PDD Common Stock to be delivered in the Distribution shall have been approved for listing on the Nasdaq National Market.

          (d)    Charter and Bylaws.    PDD's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in substantially the forms attached hereto as Exhibits A and B, respectively, shall be in effect.

          (e)    Ancillary Agreements.    Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

          (f)    Governmental Approvals.    Any material Governmental Approvals necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

          (g)    No Legal Restraints.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of Pharmacopeia shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.

          (h)    No Inadvisable Event.    The Pharmacopeia Board shall have approved the Distribution and shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Distribution.

        Section 2.5.    Fractional Shares.    No certificates representing fractional shares of PDD Common Stock will be distributed in the Distribution. As soon as practicable after the consummation of any portion of the Distribution, Pharmacopeia shall direct the Distribution Agent to determine the number of whole shares and fractional shares of PDD Common Stock allocable to each holder of record or beneficial owner of Pharmacopeia Common Stock otherwise entitled to fractional shares of PDD Common Stock, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Pharmacopeia, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder or owner's ratable share of the proceeds of such sale, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes and to repay expenses reasonably incurred by the Distribution Agent, including all brokerage charges, commissions and transfer taxes, in connection with such sale. Pharmacopeia and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of Pharmacopeia Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

ARTICLE III
COVENANTS AND OTHER MATTERS

        Section 3.1.    Further Assurances and Agreements.    In addition to the actions specifically provided for elsewhere in this Agreement and the specific agreements, documents and instruments annexed to this Agreement, each of Pharmacopeia and PDD shall use its reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and do, or cause to be done, all things, and agree to execute, or cause to be executed, by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents, as such action, thing, agreement, instrument or other document may be necessary or desirable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

        Section 3.2.    Further Instruments.

          (a)   Each of Pharmacopeia and PDD, in their respective capacities as a Transferring Party, at the request of the Receiving Party and without further consideration, will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the Receiving Party and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the Receiving Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Receiving Party and its Subsidiaries and confirm the Receiving Party's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred or allocated to the Receiving Party and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, or any documents referred to herein or therein, to put the Receiving Party and its Subsidiaries in actual possession and operating control thereof and to permit the Receiving Party and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained).

          (b)   Each of Pharmacopeia and PDD, in their respective capacities as a Receiving Party, at the request of the Transferring Party and without further consideration, will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the Transferring Party and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the Transferring Party may reasonably deem necessary or desirable in order to have the Receiving Party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by or allocated to the Receiving Party under this Agreement, the Ancillary Agreements, or any document in connection herewith or therewith, and to relieve the Group of the Transferring Party of any liability or obligation with respect thereto and evidence the same to third parties. Furthermore, each of the Transferring Party and the Receiving Party, at the

  request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

        Section 3.3.    Agreement for Exchange of Information.

          (a)    Provision of Information.    Each of Pharmacopeia and PDD, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party requests (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in connection with any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) in connection with the ongoing businesses of Pharmacopeia or PDD as it relates to the conduct of such businesses prior to the Distribution Date, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

          (b)    Internal Accounting Controls.    After the Distribution Date, each of Pharmacopeia and PDD, on behalf of its respective Group, shall maintain in effect, at its own cost and expense, adequate systems and controls for its business, to the extent necessary to enable members of the other Group to satisfy their respective reporting, accounting, audit and other obligations.

          (c)    Ownership of Information.    Any Information owned by one Group that is provided to a requesting party pursuant to this Section 3.3 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          (d)    Record Retention.    To facilitate the possible exchange of Information pursuant to this Section 3.3 and other provisions of this Agreement after the Distribution Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with its policies as in effect on the Distribution Date. PDD shall retain, in a manner allowing for reasonable access, Information constituting audit work papers and work papers from internal audits, in each case relating to periods prior to the Distribution Date for at least six years thereafter. Except as set forth in the Tax Agreement, at any time after the Distribution Date, each party may amend their respective record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within three years after the Distribution Date, the amending party must give thirty days prior written notice of such change in the policy to the other party to this Agreement. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Distribution Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

          (e)    Limitation of Liability.    No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 3.3 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 3.3(d).

          (f)    Other Agreements Providing For Exchange of Information.    The rights and obligations granted under this Section 3.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

          (g)    Production of Witnesses; Records; Cooperation.    After the Distribution Date, each party hereto shall use its reasonable commercial efforts to make available to the other party, upon written request, the former, current and future officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, regulatory, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, regulatory, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

        Section 3.4.    Auditors and Audits; Annual and Quarterly Statements and Accounting.    On behalf of the PDD Group, PDD agrees that:

          (a)    Selection of Auditors.    For the years after 2003 that include any period for which PDD and its Subsidiaries' financial results are required to be consolidated with Pharmacopeia's consolidated financial results, PDD shall select to audit its and its Subsidiaries' financial statements and serve as the PDD Group's independent certified public accountants (the "PDD Auditors") for purposes of providing an opinion with respect to PDD's consolidated financial statements the same accounting firm as is selected by Pharmacopeia to audit Pharmacopeia's consolidated financial statements and to serve as the Pharmacopeia Group's independent certified public accountants ("Pharmacopeia Auditors") for purposes of providing an opinion with respect to Pharmacopeia's consolidated financial statements.

          (b)    Annual and Quarterly Financial Statements.    PDD shall provide, or cause to be provided, to Pharmacopeia on a timely basis all Information that Pharmacopeia reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of each of the Pharmacopeia Group's annual and quarterly financial statements that include a Consolidated Period. Without limiting the generality of the foregoing, PDD will provide all required financial Information with respect to PDD and its Subsidiaries to the PDD Auditors in a sufficient and reasonable time and in sufficient detail to permit the PDD Auditors to take all steps and perform all reviews necessary, and PDD shall provide sufficient assistance to the Pharmacopeia Auditors with respect to Information to be included or contained in each of the Pharmacopeia Group's annual and quarterly financial statements that includes a Consolidated Period.

        Section 3.5.    Expenses.    Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Distribution, all out-of-pocket costs and expenses of the parties in connection with the Distribution shall be the responsibility of Pharmacopeia.

        Section 3.6.    Governmental Approvals.    The parties acknowledge that certain of the transactions contemplated by this Agreement and the Ancillary Agreements may be subject to certain conditions established by applicable regulations, orders, and approvals of Governmental Authorities ("Existing Authority"). The parties intend to implement this Agreement, the Ancillary Agreements and the transactions contemplated thereby consistent with and to the extent permitted by applicable Existing

Authority and to cooperate toward obtaining and maintaining in effect such Governmental Approvals as may be required in order to implement this Agreement and each of the Ancillary Agreements as fully as possible in accordance with their respective terms. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement require any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

        Section 3.7.    Use of Pharmacopeia Name and Mark.    Pharmacopeia shall convey all rights in the "Pharmacopeia" name and logo and related tradenames and marks to PDD as of the Distribution Date. As of the Distribution Date, PDD shall grant Pharmacopeia a worldwide, non-royalty-bearing right to use from the Distribution Date the "Pharmacopeia" name and logo used by Pharmacopeia prior to the Distribution Date and related tradenames and marks until the earlier to occur of: (a) Pharmacopeia's stockholders approve a change in the name of Pharmacopeia and after such change "Pharmacopeia" is not part of the changed name, or (b) six (6) months. If Pharmacopeia's stockholders do not approve such change in the name of Pharmacopeia, PDD shall grant Pharmacopeia a worldwide, non-royalty bearing license to use the "Pharmacopeia" name and logo used by Pharmacopeia prior to the Distribution Date and related tradenames and marks, for and additional (6) months. Pharmacopeia hereby acknowledges and agrees that the "PCOP" ticker symbol is PDD's ticker symbol and Pharmacopeia shall not use the "PCOP" ticker symbol.

        Section 3.8.    Agreements Not at Arm's Length; Waiver of Conflicts Regarding Common Advisors.    Each of the parties hereto does hereby, for itself and its respective successors and assigns, and shall cause the members of its Group over which it has legal or effective direct or indirect control to, for itself and its respective successors and assigns, (a) acknowledge and agree (i) that this Agreement and the Ancillary Agreements have been made in the context of a parent-subsidiary relationship and have been negotiated in the overall context of the Distribution, (ii) that this Agreement and the Ancillary Agreements are not on arm's length terms and are not representative of the terms that either party or any member of its Group might have reached with unaffiliated third parties or of the terms of future agreements that either party or any member of its Group may enter into with unaffiliated third parties and (iii) not to seek (A) to disqualify any common consultant, advisor, accountant, attorney and representative ("Common Advisors") because of any past, present or future representation or (B) at any time assert any conflict of interest with respect thereto, and (b) forever remise, release and forever discharge all claims against all Common Advisors, and their respective heirs, executors, administrators, successors and assigns, arising from the commonality of such representations or any conflicts arising therefrom.

ARTICLE IV
INDEMNIFICATION

        Section 4.1.    Release of Pre-Distribution Claims.

          (a)   Except as provided in Section 4.1(c), effective as of the Distribution Date, PDD does hereby, for itself and each other member of the PDD Group, their respective Affiliates (other than any member of the Pharmacopeia Group), successors and assigns, remise, release and forever discharge each of Pharmacopeia, the members of the Pharmacopeia Group, their Affiliates (other than any member of the PDD Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Pharmacopeia Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Distribution.

          (b)   Except as provided in Section 4.1(c), effective as of the Distribution Date, Pharmacopeia does hereby, for itself and each other member of the Pharmacopeia Group, their respective Affiliates (other than any member of the PDD Group), successors and assigns, remise, release and forever discharge PDD, the members of the PDD Group, their Affiliates (other than any member of the Pharmacopeia Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the PDD Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Distribution.

          (c)   Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

            (i)    any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

            (ii)   any Liability for Taxes to the extent set forth in the Tax Separation Agreement;

            (iii)  any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or

            (iv)  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

        In addition, nothing contained in Section 4.1(a) shall release Pharmacopeia from honoring its existing obligations to indemnify any director, officer or employee of PDD who was a director, officer or employee of Pharmacopeia or its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving Pharmacopeia and was entitled to such indemnification pursuant to then existing obligations. Pharmacopeia shall use commercially reasonable efforts to purchase and maintain insurance on behalf of any person who was serving as a director or officer of PDD prior to the Distribution Date against any liability asserted against him and incurred by him in any such capacity or arising from his status as such, whether or not Pharmacopeia has the power to indemnify him against such liability. If Pharmacopeia is not able to maintain such coverage, Pharmacopeia must provide written notice to PDD at least thirty (30) days before such coverage is terminated.

          (d)   PDD shall not make, and shall not permit any member of the PDD Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Pharmacopeia or any member of the Pharmacopeia Group or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Pharmacopeia shall not make, and shall not permit any member of the Pharmacopeia Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against

  PDD or any member of the PDD Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

          (e)   It is the intent of Pharmacopeia and PDD by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among PDD or any member of the PDD Group on the one hand, and Pharmacopeia or any member of the Pharmacopeia Group on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

        Section 4.2.    PDD Indemnification of the Pharmacopeia Group.

          (a)   Subject to Section 4.4, on and after the Distribution Date, PDD shall indemnify, defend and hold harmless the Pharmacopeia Group and the respective directors, officers and Affiliates of each Person in the Pharmacopeia Group (the "Pharmacopeia Indemnitees") from and against any and all Losses incurred or suffered by any of the Pharmacopeia Indemnitees arising out of, or due to the failure of any Person in the PDD Group to pay, perform or otherwise discharge any of the PDD Liabilities.

          (b)   Subject to Section 4.4, PDD shall indemnify, defend and hold harmless each of the Pharmacopeia Indemnitees from and against any and all Losses to the extent such Losses relate to, arise out of or result from any breach by PDD or any member of the PDD Group of the Distribution Agreement or any of the Ancillary Agreements (except for the Tax Agreement, Transition Services Agreement and IP Agreement).

          (c)   Subject to Section 4.4, PDD shall indemnify, defend and hold harmless each of the Pharmacopeia Indemnitees and each Person, if any, who controls any Pharmacopeia Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if PDD shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information set forth in the Form 10 discussing the business rational for the Distribution.

        Section 4.3.    Pharmacopeia Indemnification of the PDD Group.

          (a)   Subject to Section 4.4, on and after the Distribution Date, Pharmacopeia shall indemnify, defend and hold harmless the PDD Group and the respective directors, officers and Affiliates of each Person in the PDD Group (the "PDD Indemnitees") from and against any and all Losses incurred or suffered by any of the PDD Indemnitees arising out of, or due to the failure of any Person in the Pharmacopeia Group to pay, perform or otherwise discharge any of the Pharmacopeia Liabilities.

          (b)   Subject to Section 4.4, Pharmacopeia shall indemnify, defend and hold harmless each of the PDD Indemnitees from and against any and all Losses to the extent such Losses relate to, arise out of or result from any breach by Pharmacopeia or any member of the Pharmacopeia Group of the Distribution Agreement or any of the Ancillary Agreements (except for the Tax Agreement, Transition Services Agreement and IP Agreement).

        Section 4.4.    Insurance; Third Party Obligations; Tax Benefits.    The parties intend that any Liability subject to indemnification pursuant to Sections 4.2 or 4.3 shall be paid net of the amount of any insurance or other amounts that actually reduce the amount of the Liability ("Proceeds"). Accordingly, the amount which the Indemnifying Party (as defined below) is required to pay to any Indemnified Party (as defined below) will be reduced by any Proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives an indemnity payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of the indemnity payment that would have been due if the Proceeds had been received, realized or recovered before the indemnity payment was made. Any indemnification pursuant to Sections 4.2 or 4.3 shall be paid net of any Tax Benefit to the Indemnified Party attributable to the relevant payment or Liability when, as, and to the extent such Tax Benefit is actually realized. Such indemnification shall be increased to reflect any tax liability of the Indemnified Party so that the Indemnified Party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

        Section 4.5.    Notice and Payment of Claims.    If any Pharmacopeia Indemnitee or PDD Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article IV (other than in connection with any Action subject to Section 4.6), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is finally determined by a court of competent jurisdiction to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so finally determined by a court of competent jurisdiction.

        Section 4.6.    Notice and Defense of Third-Party Claims.    Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.6 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 4.6; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder, plus its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim, within 15 days after such Third-Party Claim has been finally determined by a court of competent jurisdiction, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged, or has objected to, liability, within 15 days after it has been finally determined by a court of competent jurisdiction that such Indemnifying Party has liability hereunder.

        Section 4.7.    Contribution.    If for any reason the indemnification provided for in Section 4.2 or 4.3 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those actions, conduct, statements or omissions, which relative fault shall be determined by reference to the member of the PDD or Pharmacopeia Group to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

        Section 4.8.    Survival of Indemnities.    Subject to Section 5.6, the rights and obligations of the members of the Pharmacopeia Group and the PDD Group under this Article IV shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Pharmacopeia Group or the PDD Group of the capital stock or other equity interests of any Subsidiary to any Person.

        Section 4.9.    Non-Exclusivity of Remedies.    The remedies provided for in this Article IV are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

ARTICLE V
MISCELLANEOUS

        Section 5.1.    Entire Agreement.    The agreement of the Parties, which is comprised of this Agreement and the Exhibits hereto and the Ancillary Agreements, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

        Section 5.2.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING.

        Section 5.3.    Termination.    This Agreement and all Ancillary Agreements may be terminated at any time prior to the Distribution by and in the sole discretion of Pharmacopeia without the approval of PDD nor the stockholders of Pharmacopeia. In the event of termination pursuant to this Section 5.3, no party shall have any liability of any kind to the other party or any other Person, except to the extent otherwise agreed by the parties.

        Section 5.4.    Notices.    All notices or other communications hereunder will be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by Federal Express or other "overnight" courier service, or if sent by fax, provided that the fax is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    If to Pharmacopeia, to:

    Pharmacopeia, Inc.
    c/o Acclerys, Inc
    9685 Scranton Road
    San Diego, CA 92122
    Attention: Chief Financial Officer
    Phone: (858) 799-5000
    Fax No.: (858) 799-5100

    If to PDD, to:

    Pharmacopeia Drug Discovery, Inc.
    3000 Eastpark Boulevard
    Cranbury, NJ 08512
    Attention: Chief Financial Officer
    Phone: (609) 452-3600
    Fax No.: (609) 452-3672

        Section 5.5.    Execution in Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same agreement.

        Section 5.6.    Binding Effect; Assignment; Third-Party Beneficiaries.    This Agreement shall not be assigned, or assignable, by either party hereto without the prior written consent of the other party, and any such attempted assignment shall be void and without force or effect; provided, however, that not withstanding the foregoing, either party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business or assets, or in the event of its merger, reorganization, acquisition, sale, consolidation or change in control or similar transaction. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its legal representatives and successors and assigns and, with respect to the provisions set forth in Article IV, to the Pharmacopeia Indemnities and the PDD Indemnitees, as applicable, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 5.7.    Severability.    If any term or other provision of this Agreement is determined by a court or administrative agency of competent jurisdiction or arbitrator in any binding arbitration, to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If the parties are unable to reach agreement on any such modification, a court of competent jurisdiction shall have the authority to determine any modification.

        Section 5.8.    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 5.9.    Amendment.    This Agreement may be amended at any time prior to the Distribution Date by and in the sole discretion of Pharmacopeia, without the approval of PDD nor the stockholders of Pharmacopeia. From and after the Distribution, no change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

        Section 5.10.    Authority.    Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement, (b) the execution, delivery and performance by it of this Agreement and each Ancillary Agreement have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and each Ancillary Agreement, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and general equity principles.

        Section 5.11.    Interpretation.    The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Pharmacopeia and PDD have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Pharmacopeia and PDD and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

        Section 5.12.    Conflicting Agreements.    In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail; provided, however, that in the event of conflict between the indemnity provisions of this Agreement and the indemnity provisions of any Ancillary Agreement or other agreement executed in connection herewith, the indemnity provisions of this Agreement shall prevail.

ARTICLE VI
DEFINITIONS

        Section 6.1.    Accelrys Business.    "Accelrys Business" means the development and commercialization of molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis.

        Section 6.2.    Affiliate.    "Affiliate" means, with respect to any specified Person, a Person that controls, is controlled by, or is under common control with such specified Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

        Section 6.3.    Ancillary Agreements.    "Ancillary Agreements" has the meaning set forth in Section 1.3 hereof.

        Section 6.4.    Assignee.    "Assignee" has the meaning set forth in Section 1.5(d) hereof.

        Section 6.5.    Books.    "Books" means all books, records, ledgers, files (including personnel files), documents (including originally executed copies of all contracts to be assigned pursuant to this Agreement), correspondence, memoranda, forms, lists, new product or service development materials, creative materials, advertising and promotional materials, studies, reports, whether in hard copy or magnetic format, all tax returns, reports and estimates of information related exclusively or primarily to the Accelrys Business or PDD Business, as applicable, required to tally and accurately prepare employment tax returns, and all workpapers and other materials used in preparation of such tax returns, reports and other estimates.

        Section 6.6.    Business Day.    "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New Jersey are authorized or obligated by Law or executive order to close.

        Section 6.7.    Code.    "Code" has the meaning set forth in the Recitals hereof.

        Section 6.8.    Commission.    "Commission" has the meaning set forth in the Recitals hereof.

        Section 6.9.    Common Advisors.    "Common Advisors" has the meaning set forth in Section 3.9 hereof.

        Section 6.10.    Consolidated Period.    "Consolidated Period" has the meaning set forth in Section 3.5(b) hereof.

        Section 6.11.    Corporate Restructuring Transactions.    "Corporate Restructuring Transactions" means the distributions, transfers, conveyances, contributions, assignments and other transactions that are required to be accomplished, effected or consummated by Pharmacopeia, PDD or any of their respective Subsidiaries or Affiliates in order to separate and divide, in a series of transactions that, to the extent possible, shall qualify for tax-free treatment under the Code, the existing business of Pharmacopeia so that, except as otherwise provided in this Agreement or the Ancillary Agreements, (i) the business, assets and liabilities necessary for the continuing of the PDD Business shall be owned, directly or indirectly, by PDD, and (ii) the business, assets and liabilities of the Pharmacopeia Group that remain after the separations and divisions described above, including, without limitation, the business, assets and liabilities necessary for the continuing operation of the Accelrys Business, are, after giving effect to the Distribution, owned, directly or indirectly, by Accelrys.

        Section 6.12.    Distribution.    "Distribution" has the meaning set forth in the Recitals hereof.

        Section 6.13.    Distribution Agent.    "Distribution Agent" has the meaning set forth in Section 2.1(a) hereof.

        Section 6.14.    Distribution Date.    "Distribution Date" means the date as so determined by Pharmacopeia in its sole and absolute discretion in accordance with Article II hereof on which the Distribution is effective.

        Section 6.15.    Employee Matters Agreement.    "Employee Matters Agreement" has the meaning set forth in Section 1.3(a) hereof.

        Section 6.16.    Exchange Act.    "Exchange Act" means the Securities and Exchange Act of 1934.

        Section 6.17.    Existing Authority.    "Existing Authority" has the meaning set forth in Section 3.6 hereof.

        Section 6.18.    Form 10.    "Form 10" has the meaning set forth in the Recitals hereof.

        Section 6.19.    Governmental Approvals.    "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

        Section 6.20.    Governmental Authority.    "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        Section 6.21.    Group.    "Group" means the Pharmacopeia Group or the PDD Group, as the context requires.

        Section 6.22.    Indemnified Party.    "Indemnified Party" has the meaning set forth in Section 4.5 hereof.

        Section 6.23.    Indemnifying Party.    "Indemnifying Party" has the meaning set forth in Section 4.5 hereof.

        Section 6.24.    Information.    "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, audit work papers, work papers from internal audits, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

        Section 6.25.    Information Statement.    "Information Statement" means the information statement forming a part of the Form 10.

        Section 6.26.    Inventory.    "Inventory" means all inventory, including all finished goods, consigned goods, work-in-process, materials, parts, chemicals, supplies, storehouse stocks and containers owned by Parent and used or held for use in the conduct of the Accelrys Business or PDD Business, as applicable, including without limitation as listed on Schedule 6.26 hereto.

        Section 6.27.    IP Agreement.    "IP Agreement" has the meaning set forth in Section 1.3(d) hereof.

        Section 6.28.    Law.    "Law" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

        Section 6.29.    Liabilities.    "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

        Section 6.30.    Losses.    "Losses" means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with claims brought under Article IV hereof).

        Section 6.31.    Machinery.    "Machinery" means all machinery, equipment, motor vehicles, goods, furnishings, furniture, fixtures, leasehold improvements, plant and office equipment, office supplies, computer hardware and software, engineering and design equipment, computer networking equipment, production and other supplies and spare and repair parts, tools, stores, and other tangible personal property, owned or leased and used or held for use in the conduct of the Acclerys Business or PDD Business, as applicable, including without limitation those listed on Schedule 6.31 hereto, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers of any such assets or component part thereof.

        Section 6.32.    PDD Auditors.    "PDD Auditors" has the meaning set forth in Section 3.4(a) hereof.

        Section 6.33.    PDD Board.    "PDD Board" has the meaning set forth in the Recitals hereof.

        Section 6.34.    PDD Business.    "PDD Business" means Pharmacopeia's drug discovery business which integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds.

        Section 6.35.    PDD Common Stock.    "PDD Common Stock" has the meaning set forth in the Recitals hereof.

        Section 6.36.    PDD Group.    "PDD Group" means PDD and each other Subsidiary and Affiliate of PDD immediately after the Distribution Date and each Person that becomes a Subsidiary or Affiliate of PDD (other than members of the Pharmacopeia Group) after the Distribution Date.

        Section 6.37.    PDD Indemnitees.    "PDD Indemnitees" has the meaning set forth in Section 4.3(a) hereof.

        Section 6.38.    PDD Liabilities.    "PDD Liabilities" means all (a) Liabilities of the PDD Group under this Agreement and (b) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the PDD Group or arising from or in connection with the conduct of the PDD Business or the ownership or use of assets in connection therewith, including any Liabilities under the provisions of any joint agreement assigned to the PDD Group pursuant to Section 1.6(c). Notwithstanding the foregoing, "PDD Liabilities" shall exclude (i) any Liabilities for taxes (which are governed by the Tax Agreement) and (ii) any Liabilities specifically retained or assumed by Pharmacopeia pursuant to this Agreement.

        Section 6.39.    Pharmacopeia Auditors.    "Pharmacopeia Auditors" has the meaning set forth in Section 3.4(a) hereof.

        Section 6.40.    Pharmacopeia Board.    "Pharmacopeia Board" has the meaning set forth in the Recitals hereof.

        Section 6.41.    Pharmacopeia Common Stock.    "Pharmacopeia Common Stock" has the meaning set forth in the Recitals hereof.

        Section 6.42.    Pharmacopeia Group.    "Pharmacopeia Group" means Pharmacopeia and each Subsidiary and Affiliate of Pharmacopeia immediately after the Distribution Date and each Person that becomes a Subsidiary or an Affiliate of Pharmacopeia (other than any member of the PDD Group) after the Distribution Date.

        Section 6.43.    Pharmacopeia Indemnitees.    "Pharmacopeia Indemnitees" has the meaning set forth in Section 4.2(a) hereof.

        Section 6.44.    Pharmacopeia Liabilities.    "Pharmacopeia Liabilities" means all (a) Liabilities of the Pharmacopeia Group under this Agreement and (b) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the Pharmacopeia Group or arising from or in connection with the conduct of the Accelrys Business and any other business of the Pharmacopeia Group (other than the PDD Business) or the ownership or use of assets in connection therewith, including any Liabilities under the provisions of any joint agreement assigned to the Pharmacopeia Group pursuant to Section 1.5(c). Notwithstanding the foregoing, "Pharmacopeia Liabilities" shall exclude (i) any Liabilities for taxes (which are governed by the Tax Agreement) and (ii) any Liabilities specifically retained or assumed by Pharmacopeia pursuant to this Agreement.

        Section 6.45.    Person.    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        Section 6.46.    Proceeds.    "Proceeds" has the meaning set forth in Section 4.4 hereof.

        Section 6.47.    Record Date.    "Record Date" means the close of business on the date to be determined by the Pharmacopeia Board as the record date for determining the stockholders of Pharmacopeia entitled to receive shares of PDD Common Stock pursuant to a pro-rata distribution of shares of PDD Common Stock as part of the Distribution.

        Section 6.48.    Receiving Party.    "Receiving Party" means, with respect to any asset or liability to be transferred or that is allocated to a party pursuant to, or as contemplated by, this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, the party to which such asset or liability is to be transferred or allocated.

        Section 6.49.    Remaining Assets.    "Remaining Assets" means

          (a)   all accounts, credits, notes, receivables and accounts receivable, related to the Accelrys Business or PDD Business, as applicable, including, without limitation, those set forth on Schedule 6.49(a) hereto;

          (b)   all materials, chemistries, molecular structures and data related thereto which comprise the libraries of small molecules owned or controlled by Pharmacopeia and used in the conduct of the Accelrys Business or PDD Business, as applicable;

          (c)   all contracts, agreements and instruments (written or oral) relating to the sale of any assets, services, properties, materials or products (including all collaboration agreements and other contracts or licenses with pharmaceutical or biotechnology companies or other third parties relating to the provision of drug discovery services in the conduct of the Accelrys Business or PDD Business, as applicable, including, without limitation, those agreements set forth on Schedule 6.49(c) hereto, operating contracts, distribution and sales representative contracts and franchise agreements) relating to the Accelrys Business or PDD Business, as applicable;

          (d)   all orders, contracts, supply agreements, equipment leases and other agreements to the extent relating primarily to the purchase or lease of any assets, services, properties, materials, or products for the Accelrys Business or PDD Business, as applicable; including without limitation those listed on Schedule 6.49(d) hereto;

          (e)   all other contracts, indemnification agreements, and instruments (written or oral) to the extent relating to the Accelrys Business or PDD Business, as applicable;

          (f)    all rights to receive payments for products sold or services rendered, and to receive goods and services, pursuant to such contracts and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder in connection with the Accelrys Business or PDD Business, as applicable;

          (g)   all rights or choses in action arising out of occurrences before or after the date hereof, including third party warranties and guaranties and other similar contractual rights as to third parties held by or in favor of Pharmacopeia and related to the Accelrys Business or PDD Business, as applicable;

          (h)   copies of general books of account and books of original entry that comprise Pharmacopeia's permanent or tax records and books and records that Pharmacopeia is required to retain pursuant to any Law which relates to the Accelrys Business or PDD Business, as applicable; and

          (i)    all other assets set forth on Schedule 6.49(i) that relate to the Accelrys Business or PDD Business, as applicable.

        Section 6.50.    Securities Act.    "Securities Act" means the Securities Act of 1933, as amended.

        Section 6.51.    Shared Employee.    "Shared Employee" has the meaning set forth in Section 2.2(e) hereof.

        Section 6.52.    Subsidiary.    "Subsidiary" means with respect to any specified Person, corporation, limited liability company, partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

        Section 6.53.    Tax Agreement.    "Tax Agreement" has the meaning set forth in Section 1.3(b) hereof.

        Section 6.54.    "Tax Benefit."    Tax Benefit means a reduction in the tax liability of a taxpayer (whether a member of the Pharmacopeia Group or the PDD Group) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received in a taxable period only if and to the extent that the tax liability of the taxpayer for such period, after taking into account the effect of the relevant item on the tax liability of such taxpayer in all prior periods, is less than it would have been if such tax liability were determined without regard to such item.

        Section 6.55.    Third Party Claim.    "Third Party Claim" has the meaning set forth in Section 4.6 hereof.

        Section 6.56.    Transferring Party.    "Transferring Party" means, with respect to any asset or liability to be transferred or that is allocated to a party pursuant to, or as contemplated by this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, the party from which such asset or liability is to be transferred or allocated.

        Section 6.57.    Transition Services Agreement.    "Transition Services Agreement" has the meaning set forth in Section 1.3(c) hereof.

        WHEREFORE, the parties have signed this Distribution Agreement effective as of the date first set forth above.

PHARMACOPEIA, INC.		PHARMACOPEIA DRUG DISCOVERY, INC.
By:	Name: Title:	By:	Name: Title:

ACCELRYS, INC.
By:	Name: Title:

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MASTER SEPARATION AND DISTRIBUTION AGREEMENT BETWEEN PHARMACOPEIA, INC., ACCELRYS, INC. AND PHARMACOPEIA DRUG DISCOVERY, INC.
TABLE OF CONTENTS
MASTER SEPARATION AND DISTRIBUTION AGREEMENT
RECITALS
ARTICLE I CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION DATE
ARTICLE II THE DISTRIBUTION
ARTICLE III COVENANTS AND OTHER MATTERS
ARTICLE IV INDEMNIFICATION
ARTICLE V MISCELLANEOUS
ARTICLE VI DEFINITIONS